Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated April 10, 2020 (August 12, 2020 as to the effects of the reverse stock split discussed in Note 17), relating to the financial statements of Harmony Biosciences Holdings, Inc., appearing in Registration Statement No. 333-240122 on Form S-1 of Harmony Biosciences Holdings, Inc. We also consent to the reference to us under the heading “Experts” in Registration Statement No. 333-240122 on Form S-1.

/s/ Deloitte & Touche LLP

Chicago, Illinois

August 18, 2020